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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

GULF ISLAND FABRICATION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SEC 1913 (04-05)

GULF ISLAND FABRICATION, INC.

567 THOMPSON ROAD

HOUMA, LOUISIANA 70363

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 25, 2013

TO THE SHAREHOLDERS OF GULF ISLAND FABRICATION, INC.:

The annual meeting of shareholders of Gulf Island Fabrication, Inc. (the “Company”) will be held at 10:00 a.m., local time, on Thursday, April 25, 2013, at the Company’s headquarters located at 567 Thompson Road, Houma, Louisiana, for the following purposes, more fully described in the accompanying proxy statement:

1.	To elect two Class I director nominees;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To ratify the appointment of the Company’s independent registered public accounting firm; and

4.	To transact such other business as may properly come before the meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on March 13, 2013 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and all adjournments thereof.

Your vote is important regardless of the number of shares of the Company’s common stock you own. Whether or not you plan to attend the annual meeting, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed stamped envelope. Furnishing the enclosed proxy will not prevent you from voting in person at the annual meeting should you wish to do so. To obtain directions to attend the annual meeting and vote in person, please contact Deborah Kern-Knoblock at (985) 872-2100.

By Order of the Board of Directors

DEBORAH KERN-KNOBLOCK
Secretary

Houma, Louisiana

March 20, 2013

IMPORTANT NOTICE REGARDING THE AVAILIBILITY

OF THE PROXY MATERIALS FOR THE SHAREHOLDER

MEETING TO BE HELD ON APRIL 25, 2013.

This proxy statement and the 2012 annual report are available at www.gulfisland.com/eproxy

GULF ISLAND FABRICATION, INC.

567 THOMPSON ROAD

HOUMA, LOUISIANA 70363

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 25, 2013

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q: Why am I receiving this proxy statement?

A: Our Board of Directors (our “Board”) is soliciting your proxy to vote at the 2013 annual meeting of shareholders and at any adjournment thereof because you owned shares of our common stock at the close of business on March 13, 2013, the record date for determining shareholders entitled to vote at the annual meeting. The proxy statement, along with a proxy card or a voting instruction card, and our 2012 annual report are being mailed to shareholders on or about March 20, 2013. We have also made these materials available to you on the internet. This proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares of our common stock.

Q: When and where will the annual meeting be held?

A: The annual meeting will be held at 10:00 a.m., local time, on Thursday, April 25, 2013, at our headquarters located at 567 Thompson Road, Houma, Louisiana 70363.

Q: Who is soliciting my proxy?

A: Our Board is soliciting your vote on all matters scheduled to come before the 2013 annual meeting of shareholders, whether or not you attend in person. By completing and returning the proxy card or voting instruction card, you are authorizing the proxy holder to vote your shares of our common stock at our annual meeting as you have instructed.

Q: On what matters will I be voting? How does the Board of Directors recommend that I cast my vote?

A: At the annual meeting, our shareholders will be asked to elect two Class I directors, approve, on an advisory basis, the compensation of our named executive officers, ratify the appointment of our independent registered public accounting firm and consider any other matter that properly comes before the annual meeting.

Our Board unanimously recommends that you vote:

•	FOR the election of the two Class I director nominees;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (the “say-on-pay proposal”); and

•	FOR the ratification of the appointment of our independent registered public accounting firm.

Q: How many votes may I cast?

A: You may cast one vote for every share of our common stock that you owned on March 13, 2013, the record date.

Q: How many shares are eligible to be voted?

A: As of the record date, we had 14,456,522 shares of our common stock outstanding, each of which is entitled to one vote.

Q: How many shares must be present to hold the annual meeting?

A: Under Louisiana law and our By-laws, the presence, in person or by proxy, of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the annual meeting. As of the record date, 7,228,262 shares constitute a majority of our outstanding stock entitled to vote at the annual meeting. The inspector of elections will determine whether a quorum is present. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your broker, bank or other nominee how to vote your shares on any of the proposals, your shares of our common stock will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, if you are a shareholder of record present at the annual meeting in person or by proxy, your shares of our common stock will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not you abstain from voting on any or all of the proposals.

Q: What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A: If your shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are considered, with respect to those shares, the “shareholder of record.” The proxy materials have been mailed to you by us.

If your shares of our common stock are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by the organization that holds your shares of our common stock, which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to instruct your broker, bank or other nominee how to vote your shares by signing and returning the voting instruction card included in their mailing or by following the voting instructions you received from your broker, bank or other nominee.

Q: What happens if I don’t vote for a proposal? What is discretionary voting? What is a broker non-vote?

A: If you properly complete, date, sign and return a proxy or voting instruction card, your shares will be voted as you specify.

Shareholders of Record

If you are a shareholder of record and you sign and return your proxy card without giving specific voting instructions on some or all of the proposals, then the proxy holders will vote your shares of our common stock in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

Beneficial Owners of the Shares Held in Street Name

If you are a beneficial owner of shares held in street name and do not provide specific voting instructions to the broker, bank or other nominee that holds your shares of our common stock, the organization that holds your shares of our common stock has discretion to vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, such organization will inform the inspector of elections that it does not have the authority to vote on this matter with respect to your shares of our common stock. This is generally referred to as a “broker non-vote.”

Q: Which proposals are considered “routine” and which are considered “non-routine”?

A: The proposal relating to the ratification of the appointment of our independent registered public accounting firm is the only routine matter being considered at the annual meeting. The proposal relating to the election of directors and the say-on-pay proposal are non-routine matters. A broker, bank or other nominee cannot vote without instruction on non-routine matters, in which case there would be broker non-votes on such proposals. Shares subject to broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of such non-routine matters to be presented at the annual meeting; however, such shares will be considered present at the annual meeting for purposes of determining the existence of a quorum.

Q: What vote is required to approve each item?

A: The election of directors will be decided by plurality vote, that is, the two nominees receiving the highest number of affirmative votes will be elected. The say-on-pay proposal and the ratification of the appointment of our independent registered public accounting firm will be decided by a majority of votes actually cast. All other matters properly brought before the annual meeting for a vote of shareholders will be decided by a majority of the votes actually cast.

Abstentions and broker non-votes will have no effect on the voting calculations for any of the proposals.

Q: How do I vote?

A: You may vote your shares of our common stock using any of the following methods:

•	Proxy card or voting instruction card: Be sure to complete, sign and date your proxy card or voting instruction card and return it in the prepaid envelope provided.

•

By telephone or Internet: The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•

In person at the annual meeting: All shareholders may vote in person at the annual meeting. You may also be represented by another person at the annual meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares of our common stock, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot when you vote at the annual meeting.

Q: Can I revoke or change my voting instructions after I deliver my proxy?

A: Yes. Your proxy may be revoked or changed at any time before it is exercised by filing with our Secretary an instrument revoking it or a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person. Your attendance alone at the annual meeting will not be enough to revoke your proxy.

Q: Who pays for soliciting proxies?

A: We pay all expenses incurred in connection with the solicitation of proxies for the annual meeting. We will also request banks, brokers, and other nominees holding shares of our common stock beneficially owned by others to send these documents to, and obtain voting instructions from, the beneficial owners and will reimburse such record holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Q: Could other matters be decided at the annual meeting?

A: Our Board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. In addition, the time has passed for any shareholder to properly bring a matter before the annual meeting. The enclosed proxy will, however, confer discretionary authority with respect to any other matter that may properly come before the annual meeting or any adjournment thereof. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

Q: What happens if the annual meeting is postponed or adjourned?

A: Unless a new record date is fixed, your proxy will be valid and may be voted at the annual meeting, whether postponed or adjourned. You will still be able to change or revoke your proxy until your shares of our common stock are voted.

Q: I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A: Some banks, brokers and other nominees are “householding” our proxy materials for their customers. This means that only one copy of our proxy materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any of these documents to you if you call us at (985) 872-2100 or write to us at: Gulf Island Fabrication, Inc., 567 Thompson Road, Houma, Louisiana 70363.

If you would like to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee or you may contact us at the above address and telephone number.

Shareholder Proposals and Nominations for 2014 annual meeting

Any shareholder who wishes to bring a matter, other than shareholder nominations of directors, before the 2014 annual meeting must notify our Secretary, in writing at the address shown on the first page of this proxy statement, no later than January 28, 2014. However, if the date of the 2014 annual meeting is changed by more than 30 calendar days from the date of the anniversary of the 2013 annual meeting, the notice must be received by our Secretary at least 45 days prior to the date we intend to distribute our proxy materials with respect to the 2014 annual meeting. If a shareholder does not provide such notice timely, proxies solicited on behalf of our Board for the 2014 annual meeting will confer discretionary authority to vote with respect to any such matter, as permitted by the proxy rules of the Securities and Exchange Commission (the “SEC”).

Shareholders intending to nominate a director for consideration at the 2014 annual meeting of shareholders may do so if they comply with our Amended and Restated Articles of Incorporation by furnishing timely written notice containing specified information concerning, among other things, information about the nominee and the shareholder making the nomination. See “Corporate Governance—Consideration of Director Nominees” for more information. To be timely, any shareholder who wishes to nominate a director for consideration at the 2014 annual meeting must notify our Secretary, in writing at the address shown on the first page of this proxy statement, no later than January 28, 2014, unless we provide less than 55 days’ notice of the 2014 annual meeting then the shareholder must provide notice to our Secretary no later than ten days following the date on which such notice of the 2014 annual meeting was given.

Any shareholder who desires to submit a proposal for inclusion in our proxy materials for the 2014 annual meeting must forward the proposal in writing to our Secretary at the address shown on the first page of this proxy statement in time to arrive no later than November 14, 2013, and the proposal must comply with applicable federal proxy rules.

Corporate Governance

Board Structure and Committee Composition; Board Independence; Board and Committee Meetings and Attendance

Our Board currently consists of 7 members. Effective April 26, 2012, Alden J. (Doc) Laborde retired as a member of our Board and in honor of his position as co-founder of the Company and his service on our Board for over 25 years, we appointed Mr. Laborde as a director emeritus. Effective July 26, 2012, our Board appointed Kirk J. Meche as a Class III director to serve until the end of his term in 2015 or until his successor is duly elected and has qualified. Effective October 21, 2012, John A. Wishart retired as a member of our Board due to other commitments. Effective December 31, 2012, Kerry J. Chauvin retired as Chairman of our Board and Chief Executive Officer, due to health reasons. Effective January 1, 2013, John P. Laborde assumed the role of Chairman of our Board and Mr. Meche assumed the role of Chief Executive Officer.

Our Board met eight times during 2012. Our Board has established two standing committees: the Audit Committee and the Compensation Committee. Each committee operates under a written charter adopted by our Board, and such charters are available on our website at www.gulfisland.com under Investors—Corporate Governance. The composition of each committee is reviewed annually at the meeting of our Board following the annual meeting of shareholders. During 2012, each of our incumbent directors attended at least 75% of the aggregate of the total number of meetings of our Board and the total number of meetings held by all committees of our Board on which he served during the periods of his Board membership and committee service.

Director Emeritus—Alden J. (Doc) Laborde

As previously disclosed, upon his retirement, our Board appointed Mr. Alden J. (Doc) Laborde as director emeritus in honor of his position as co-founder of the Company and his service on our Board for over 25 years. Mr. Laborde, upon invitation of our Board, has the privilege to receive notice of and to attend regular meetings of our Board and its committees. Mr. Laborde serves at the pleasure of our Board, is not entitled to vote on any matter brought before our Board or its committees and is not considered a director of the Company for any purpose. Mr. Laborde receives attendance fees for attending the meetings of our Board and its committees.

Board Independence

Our Board has determined that eight of the ten directors who served during 2012 were “independent” as such term is defined in the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”). In making this determination, our Board evaluated responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest between each director, the Company and management. In its review of director independence, our Board considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the Company or management. Kerry J. Chauvin, the Chairman of our Board and Chief Executive Officer during 2012, was not independent as defined by NASDAQ’s listing standards. As previously disclosed, effective December 31, 2012, Mr. Chauvin retired from his role as Chairman of the Board and Chief Executive Officer due to health reasons. Kirk J. Meche, President and Chief Operating Officer during 2012, was not independent as defined by NASDAQ’s listing standards. As previously disclosed, effective January 1, 2013, Mr. Meche was appointed as the new Chief Executive Officer.

Audit Committee

During 2012, the Audit Committee consisted of the following four directors: Gregory J. Cotter (Chairman), Ken C. Tamblyn, John P. (Jack) Laborde and Michael A. Flick. Each of these directors is “independent” as such term is defined in NASDAQ’s listing standards, and also satisfies the additional requirements applicable to an audit committee member under the NASDAQ listing standards. Our Board has determined that Ken C. Tamblyn is an “audit committee financial expert” as such term is defined in the applicable rules of the SEC.

The Audit Committee met six times during 2012. The Audit Committee’s primary function is to assist our Board in fulfilling its oversight responsibilities by monitoring (i) the continued development and performance of our system of financial reporting, accounting, auditing, disclosure controls and procedures and internal control over financial reporting, (ii) the operation and integrity of our financial reporting system, (iii) the performance and qualifications of our independent registered public accounting firm (external auditors) and internal auditors, (iv) the independence of our independent registered public accounting firm (external auditors), and (v) risk assessment.

Compensation Committee

The Compensation Committee currently consists of the following five directors: Gregory J. Cotter, John P. (Jack) Laborde (Chairman), Jerry D. Dumas, Sr., Michael A. Flick and Christopher M. Harding. Mr. A Laborde served as Chairman of the Compensation Committee until his retirement from our Board on April 26, 2012. Each of these directors is “independent” as such term is defined in NASDAQ’s listing standards, and also satisfies the additional requirements applicable to a compensation committee member under NASDAQ’s new listing standards. The Compensation Committee met one time during 2012. The Compensation Committee’s primary function is to assist our Board in fulfilling its oversight responsibilities by: (i) discharging the responsibilities of our Board relating to compensation of our officers, and (ii) administering our cash-based and equity-based incentive compensation plans. The Compensation Committee (i) reviews, approves and recommends to our Board goals and objectives relating to the compensation of our officers and the compensation of the president of each of our subsidiaries (including the specific relationship of corporate performance to such officers’ compensation), (ii) evaluates at least annually the performance of our officers and the performance of the president of each of our subsidiaries in light of these goals and objectives, (iii) recommends to our Board the compensation of our officers and the compensation of the president of each of our subsidiaries based on such evaluations, (iv) grants awards under our cash-based and equity-based incentive compensation plans and programs, (v) otherwise administers our cash-based and equity-based incentive compensation plans and programs, and (vi) performs such other functions as may be prescribed by our Board.

The Compensation Committee seeks the input of our Chief Executive Officer in connection with performance evaluations and compensation decisions for our other executive officers; however, our Chief Executive Officer is not present when the Compensation Committee meets to evaluate his performance nor when our Board determines his compensation. The terms of our stock incentive plans permit the Compensation Committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Exchange Act. However, the Compensation Committee has not delegated this authority to any individual.

Board Leadership Structure

As previously disclosed, effective December 31, 2012, Mr. Chauvin retired as Chairman of our Board and Chief Executive Officer. Our Board of Directors believes that Mr. Chauvin’s service as both Chairman of our Board and Chief Executive Officer prior to and during 2012 was in the best interest of the Company and our shareholders due to his extensive history with the Company.

Following Mr. Chauvin’s retirement, we separated the positions of Chairman and Chief Executive Officer effective January 1, 2013. Our Board believes that the new appointments of John P. (Jack) Laborde as the Chairman of our Board and Kirk J. Meche as the Chief Executive Officer are in the best interest of the Company going forward. Our Board determined that separation of these roles would maximize management’s efficiency by allowing the Chief Executive Officer to focus on our day-to-day business and the Chairman of our Board to lead the Board of Directors in its fundamental role of providing guidance to and oversight of management.

During 2012, each of the directors other than Mr. Chauvin and Mr. Meche were determined to be independent and our Board believes that the independent directors provided effective oversight of management. Moreover, in addition to feedback provided during the course of meetings of our Board, the independent directors are given the opportunity to meet in executive session after each regular meeting of our Board or more frequently, as needed. During 2012, the chairperson, or presiding director, for each of these executive sessions was chosen by the independent directors, by majority vote, immediately prior to the executive session of independent directors. We believe that this approach effectively encouraged full engagement of all directors in executive sessions, while avoiding unnecessary hierarchy and complemented the previously combined Chairman and Chief Executive Officer structure. During 2012 following an executive session of independent directors, the presiding director acted as a liaison between the independent directors and the Chairman/Chief Executive Officer regarding any specific feedback or issues, provided the Chairman/Chief Executive Officer with input regarding agenda items for meetings of our Board and its committees, and coordinated with the Chairman/Chief Executive Officer regarding information to be provided to the independent directors in performing their duties. With Mr. J. Laborde, an independent director, acting as Chairman of our Board, he will serve as chairperson for all of the executive sessions of independent directors and act as the liaison between the independent directors and the Chief Executive Officer.

In addition, our two standing committees are composed entirely of independent directors, and have the power and authority to engage legal, financial and other advisors as they may deem necessary, without consulting or obtaining the approval of the full Board or management.

Board’s Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic, environmental and regulatory risks, as well as risks associated with the impact of competition and weather conditions. Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board conducts certain risk oversight activities through its committees, which oversee specific areas and provide reports to the full Board regarding such committee’s considerations and actions. The Audit Committee reviews and considers financial, accounting, internal controls and regulatory compliance risks, including those that could arise from our accounting and financial reporting processes. The Audit Committee also reviews and monitors risks through various reports presented by our internal auditors and our registered public accounting firm (external auditors). The Compensation Committee reviews and considers risks related to our compensation policies and practices, including incentive plans, to determine whether those policies and practices are likely to expose the Company to material risks. Senior management attends the quarterly meetings of our Board and is available to address any questions or concerns raised by our Board on risk management-related and any other matters.

Consideration of Director Nominees

Our Board has elected not to have a separate nominating committee. Our Board made this determination after considering its nomination process and concluding that as many directors as possible should participate in that process. As stated above, our Board has determined that all of our current directors are independent except for Mr. Meche, who has served as Chief Executive Officer since January 1, 2013 and President since January 2009. Accordingly, our Board has decided that nominations of directors and related matters will be considered and voted upon by all of the independent directors while meeting in executive session. In this manner, should the proposed slate of directors be elected, all but one of the current directors will have been involved in the nominations process.

In evaluating the suitability of nominees for membership on our Board, the independent directors consider many factors, including personal and professional integrity, general understanding of and particular operational experience in the construction and oil and gas industries, finance and other elements relevant to the success of a publicly-traded company in today’s business environment, educational and professional background, independence and an ability and willingness to work cooperatively with other members of our Board and with our senior management. The independent directors evaluate each individual in the context of our Board as a whole, with the objective of nominating persons for election to our Board who can best perpetuate the success of our business, be an effective director in conjunction with our full Board, and represent shareholder interests through the exercise of sound judgment.

The independent directors will regularly assess the appropriate size of our Board, and whether any vacancies on our Board are expected due to retirement or otherwise and whether such vacancies should be filled. In the event that any vacancies are anticipated, or otherwise arise, the independent directors will consider various potential candidates for director who may come to the attention of our Board through current members of our Board, professional search firms, shareholders or other persons. Each candidate brought to the attention of our Board is considered on the basis of the criteria set forth above. During 2012, we had three retirements from our Board. Upon notice of each departure, our Board determined not to fill the vacancy and instead decreased the size of our Board; however, during 2012, our Board did increase its size to appoint Mr. Meche, then the President and Chief Operating Officer and now the President and Chief Executive Officer, to our Board.

As set forth in our Corporate Governance Guidelines, our Board is open to suggestions from our shareholders on candidates for nomination for election to our Board. Any shareholder may suggest a nominee by sending the following information to our Board: (i) the proposing shareholder’s name, address and telephone number, (ii) the number of shares of our common stock beneficially owned by the proposing shareholder and the suggested nominee, (iii) the suggested nominee’s name, age, business and residential addresses and telephone number, (iv) a statement whether the suggested nominee knows that his or her name is being suggested by the proposing shareholder, and whether he or she has consented to being suggested and is willing to serve, (v) the suggested nominee’s résumé or other description of his or her background and experience, and (vi) the proposing shareholder’s reasons for suggesting that the individual be considered. The information should be sent to the independent directors of our Board addressed as follows: Secretary of Gulf Island Fabrication, Inc., 567 Thompson Road, Houma, Louisiana 70363, and our Secretary will forward the information to the independent directors. In addition, pursuant to an agreement with Aransas Partners (Aransas) entered into as part of our acquisition from Aransas on January 31, 2006, Aransas may recommend a candidate for nomination to our Board provided it and its affiliates continue to hold at least 5% of our common stock, and subject to the ultimate determination of the candidate’s suitability for nomination by the independent members of our Board. Aransas currently has no representative on our Board.

Our Amended and Restated Articles of Incorporation also permit shareholders to directly nominate directors for consideration at an annual shareholder meeting. In general, to be timely, a shareholder’s notice must be in writing, must include certain specified information about the nominee and the shareholder making the nomination, and must be received by our Secretary at our principal executive offices no less than 45 days or more than 90 days prior to the shareholder meeting.

Communications with our Board; 2012 Annual Meeting Attendance by Directors

Any shareholder may communicate with our Board (or with any individual director) by sending a letter by mail addressed to the Chairman of the Board of Directors of Gulf Island Fabrication, Inc., 601 Poydras Street, Suite 1726, New Orleans, LA, 70130. The Chairman of our Board will forward the shareholder’s communication directly to the appropriate director or directors.

Our Board has adopted a policy that recommends that all directors personally attend each annual and special meeting of our shareholders. At the last annual meeting of shareholders held on April 26, 2012, all nine of the members of our Board at the time were in attendance.

Ethics and Business Conduct Policies

We have adopted a Code of Ethics for our Chief Executive Officer and senior financial officers and a Code of Business Conduct and Ethics, which applies to all employees and directors, including our Chief Executive Officer and senior financial officers. These codes are posted on our website at www.gulfisland.com under Investors—Corporate Governance. Any substantive amendments to the Code of Ethics or any waivers granted under the Code of Ethics will be disclosed as required by applicable SEC rules and the listing standards of NASDAQ.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of copies of such reports and written representations from certain persons that no other reports were required for those persons, we believe that all of our officers, directors and greater than 10% shareholders complied with the filing requirements applicable to such persons for the fiscal year ended December 31, 2012.

Compensation Committee Interlocks and Insider Participation

During 2012, none of Messrs. John P. (Jack) Laborde (Chairman), Gregory J. Cotter, Jerry D. Dumas, Sr., Michael A. Flick or Christopher M. Harding, who comprised the Compensation Committee, were officers or employees of the Company or any of its subsidiaries. No member of the Compensation Committee is a former officer of the Company.

In connection with the initial public offering of our common stock, we entered into a registration rights agreement with Alden J. (Doc) Laborde. If we propose to register any of our common stock under the Securities Act in connection with a public offering, Mr. Laborde may require us to include all or a portion of the shares of our common stock held by him. We have agreed under the registration rights agreement to pay all the expenses of registration, other than underwriting discounts and commissions.

Director Compensation

For service as a director during 2012, each non-employee director, except Messrs. Cotter and Tamblyn, received an annual fee of $22,000 for his services as a director, which, in the case of each of Mr. A. Laborde and Mr. Wishart, was prorated based on amount of time such director served during 2012. Mr. Cotter, as Chairman of the Audit Committee, and Mr. Tamblyn, as the Audit Committee Financial Expert, each received an annual fee of $24,000. In addition, each non-employee director received an attendance fee of $2,000 for each meeting of our Board and its committees attended in person and $1,000 for each such meeting attended via telephone conference call, including Mr. A. Laborde as a director emeritus. All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our Board and its committees, including Mr. A. Laborde as a director emeritus.

In March 2013, our Board approved an annual retainer fee of $65,000 for the Chairman of our Board effective January 1, 2013. In connection with the increased retainer fee, the Chairman of our Board will no longer receive attendance fees in addition to his retainer fee.

The table below summarizes the compensation paid to each person serving as a director during 2012, with the exception of Mr. Chauvin and Mr. Meche. Neither Mr. Chauvin nor Mr. Meche received any compensation as a director and their compensation as executives of the Company are fully reflected in the 2012 Summary Compensation Table on page 23.

2012 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Total ($)
Gregory J. Cotter	50,000	50,000
Jerry D. Dumas, Sr.	39,000	39,000
Michael A. Flick	47,000	47,000
Christopher M. Harding	35,000	35,000
Alden J. (Doc) Laborde (2)	24,000	24,000
John P. (Jack) Laborde	50,000	50,000
Ken C. Tamblyn	44,000	44,000
John A. Wishart (3)	27,000	27,000

(1)	Reflects fees paid to the directors during 2012, which includes fees paid for each director’s service during the fourth quarter of 2011.
(2)	As previously disclosed, Mr. A. Laborde did not stand for re-election at the 2012 annual meeting of shareholders, and retired as a member of our Board effective April 26, 2012. We appointed Mr. Laborde as a director emeritus also effective April 26, 2012. Following his retirement, Mr. A. Laborde continued to receive meeting attendance fees as a director emeritus.
(3)	As previously disclosed, Mr. Wishart retired as a member of our Board effective October 21, 2012. In 2013, Mr. Wishart received a pro rata portion of his annual retainer fee in the amount of $1,136 for his service during the fourth quarter of 2012, which is not included in the table.

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PROPOSAL 1: ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation provide for a Board of Directors consisting of three classes, with the number of directors to be set forth in our By-laws. Effective April 26, 2012, our Board approved an amendment to our By-laws to allow for the number of directors constituting the entire Board of Directors to be a range of not less than three nor more than twelve, with the exact number of directors to be fixed by a duly adopted resolution of the Board of Directors. The size of our Board is currently set at seven directors. The term of office of the Class I directors will expire at the annual meeting, and, in accordance with the recommendations of the independent directors, our Board has nominated the two persons listed as the Class I nominees in the table below for election to our Board for a term expiring in 2016.

Proxies cannot be voted for more than two candidates. In the absence of contrary instructions, the proxy holders will vote for the election of the two nominees listed below. In the unanticipated event that any nominee is unavailable as a candidate for director, the persons named in the accompanying proxy will vote for a substitute candidate nominated by our Board.

Under our By-Laws, directors are elected by a plurality vote, with the two Class I director nominees who receive the most votes being elected.

Our Board recommends that shareholders vote FOR the election of the two Class I director nominees.

Information about the Directors, Director Nominees and Executive Officers

The following table sets forth, as of March 13, 2013, for each director nominee, each other director of the Company whose term will continue after the annual meeting and each of our executive officers, the age, positions with the Company, and principal occupations and employment during the past five years, any family relationships among such persons, and, if a director nominee or a director, each such person’s directorships in other public corporations during the past five years and the year that such person was first elected a director of the Company or our predecessor. We have also included information about each director and director nominee’s specific experience, qualifications, attributes, or skills that led the independent directors our Board to conclude that such person should serve as one of our directors at the time we file this proxy statement, in light of our business and structure. All executive officers serve at the pleasure of our Board.

Name and Age	Positions with the Company, Principal Occupations, Directorships in Other Public Companies, and Family Relationships	Director Since

Nominees for Election as Class I Directors (term expires in 2016)

Michael A. Flick, 64

Private Investor. Member of the Board of Directors, Audit Committee and Governance and Nominating Committee of the Bristow Group, Inc. From 1970 to 1998 employed by First Commerce Corporation and First National Bank of Commerce, its wholly-owned subsidiary, in various executive capacities including Chief Financial Officer and Chief Credit Policy Officer and Executive Vice President and Chief Administrative Officer.

Mr. Flick’s experience in the banking and financial services industries provided him with extensive knowledge of financial reporting, legal and audit compliance and risk management making him highly qualified to serve as a member of the Audit Committee, the Compensation Committee and our Board.

2007

Ken C. Tamblyn, 69

Private Investor. Member of the Board of Directors and Chairman of the Audit Committee of the Bristow Group, Inc. from 2002 until August 2012. Member of the Board of Directors and Chairman of the Audit Committee for Howell Corporation from 2001 until 2002, when it was acquired by Anadarko Petroleum Corporation. Executive Vice President and Chief Financial Officer of Tidewater, Inc. from 1986 until 2000. Audit Partner and Certified Public Accountant with Peat, Marwick, Mitchell & Co., a predecessor of KPMG from 1966 until 1986.

Mr. Tamblyn’s experience in the finance and insurance industries, specifically related to energy and construction services, provided him with knowledge of international operations, financial reporting, accounting and internal controls making him highly qualified to serve on the Audit Committee as its financial expert and as a member of our Board.

2003

Name and Age	Positions with the Company, Principal Occupations, Directorships in Other Public Companies, and Family Relationships	Director Since

Continuing Class II Directors (term expires in 2014)

Gregory J. Cotter, 64

Wealth Management Consultant since 2009. Employed by Huey Wilson Interests, Inc., a business management service company, and its affiliates in various executive capacities, including Director, President, Chief Operating Officer and Chief Financial Officer from 1989 through 2008. Senior Vice-President and Chief Financial Officer of H.J. Wilson Co. Inc., a publicly traded retailer, from 1977 to May 1985. Director, President, and Chief Operating Officer of a publicly traded multibank holding company from 1986 to 1988.

Mr. Cotter’s extensive career in the banking and financial industries provided him with a knowledge of financial reporting, accounting and controls as well as a knowledge of operations making him highly qualified to lead the Audit Committee as Chairman and serve as a member of the Compensation Committee and our Board.

1985

John P. (Jack) Laborde, 63

Chairman of our Board since January 2013. President of Overboard Holdings, L.L.C. (Overboard), a management company engaged in oil and gas exploration and development since January 2002. President since 1997 of All Aboard Development Corporation (All Aboard), an independent oil and gas exploration and production company. All Aboard is currently being managed by Overboard. Employed by the Company from 1992 until 1996 in various capacities, including International Marketing Manager. Prior to 1992, he worked as an engineer for Exxon Corporation and in various capacities for Ocean Drilling & Exploration Company and Murphy Oil Corporation. Son of Alden J. (Doc) Laborde, co-founder of the Company, former director and current director emeritus.

Mr. Laborde’s knowledge of engineering, construction and oil and gas operations as well as his experience managing and overseeing the expansion of businesses makes him a valued member as Chairman of our Board, Chairman of the Compensation Committee and as a member of the Audit Committee.

1997

Christopher M. Harding, 61

Vice President of Horton Wison Deepwater, a technology development company for the offshore and marine industries, since 2012. Executive Vice President G.L. Noble Denton from 2009 until 2012. Independent Consultant from 2004 until 2009. President of the engineering division of Technip USA from 1999 to 2004. Founder and President of Genesis Oil & Gas Consultants, a privately-owned consulting and engineering company servicing both independent and major oil and gas companies, from 1988 until acquired by Technip USA in 1998.

Mr. Harding’s experience in the engineering and construction industries and in international operations gives him the skills necessary to serve as a member of our Board and the Compensation Committee.

2007

Name and Age	Positions with the Company, Principal Occupations, Directorships in Other Public Companies, and Family Relationships	Director Since

Continuing Class III Directors (term expires in 2015)

Jerry D. Dumas, Sr., 77

Private investor. Chairman of the Board, President and Chief Executive Officer from 1998 to 2009 and non-executive Chairman of the Board from 2009 to 2010 of Flotek Industries. Vice President of Corporate and Executive Services of Merrill Lynch from 1988 to 1998. Served in various capacities, including Group Division President of Hughes Tool Company (now Baker Hughes Incorporated), a position responsible for the offshore division and the drilling fluids and chemical group, from 1968 to 1985.

Mr. Dumas’s extensive career in the financial and oil and gas industries as well as his experience managing a publicly traded company provided him with knowledge of risk management, finance and operations and makes him a valued member of our Board and the Compensation Committee.

2011

Kirk J. Meche, 50

Chief Executive Officer of the Company since January 1, 2013. President of the Company since January 2009 and Chief Operating Officer from January 2009 to December 2012. Executive Vice President—Operations of the Company from 2001 to January 2009. President and Chief Executive Officer of Gulf Marine Fabricators, L.P., a wholly-owned fabrication subsidiary of the Company, from February 2006 to October 2006. President and Chief Executive Officer of Gulf Island, L.L.C., a wholly-owned fabrication subsidiary of the Company, from February 2001 until January 2006. President and Chief Executive Officer of Southport, Inc., a wholly-owned fabrication subsidiary of the Company, from 1999 to 2001. Project Manager of the Company from 1996 to 1999. Held various engineering positions for J. Ray McDermott and McDermott, Inc. from 1985 to 1996.

Mr. Meche’s experience in the energy and marine construction industries, in particular his over 17 years of experience in various leadership roles with the Company and 28 years in the industry, provides him with knowledge of managing operations and overseeing the expansion of business making him highly qualified to serve as a member of our Board.

2012

Name and Age	Positions with the Company, Principal Occupations, Directorships in Other Public Companies, and Family Relationships	Director Since

Current Executive Officers not Serving as Directors

Roy F. Breerwood, III, 39	Vice President of Finance, Chief Financial Officer and Treasurer of the Company since February 2012. Controller from October 2007 to January 2012 and Accounting Manager from July 2002 to October 2007.	N/A

William J. Fromenthal, Jr. 59	Vice President of Operations and General Manager of the Company since January, 2013. President and Chief Executive Officer of Dolphin since 2000. Project manager of the Company from 1996 to 2000. Mr. Fromenthal held various project management, planning and coordination roles in the industry from 1976 to 1996.	N/A

William G. Blanchard, 54	President and Chief Executive Officer of Gulf Island, L.L.C. since February 2006. Estimating Department Manager of Gulf Island, L.L.C. from January 2000 until January 2006.	N/A

Francis A. Smith, Jr. 63	President and Chief Executive Officer of Gulf Marine Fabricators, L.P. since March 2009. Independent Consultant from July 2004 to March 2009. Prior to July 2004, Mr. Smith held various positions with J. Ray McDermott and McDermott, Inc.	N/A

Stock Ownership

The following table sets forth, as of March 13, 2013, certain information regarding beneficial ownership of our common stock by (i) each of our directors and director nominees, (ii) each of our named executive officers, (iii) all of our current directors, director nominees and executive officers as a group, and (iv) each other shareholder known by us to be the beneficial owner of more than 5% of our outstanding common stock. Unless otherwise indicated, we believe that the shareholders listed below have sole investment and voting power with respect to their shares based on filings with the SEC and information furnished to us by such shareholders.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Outstanding Common Stock(2)
Directors, Director Nominees and Named Executive Officers:
William G. Blanchard	19,628		*
Roy F. Breerwood, III	8,980		*
Kerry J. Chauvin (3)	159,201		1.1%
Gregory J. Cotter (4)	5,000		*
Jerry D. Dumas	2,036		*
Michael A. Flick	1,000		*
Christopher M. Harding	0		*
John P. Laborde	10,000	(5)	*
Kirk J. Meche	72,112		*
Robin A. Seibert (6)	445		*
Francis A. Smith, Jr.	15,463		*
Ken C. Tamblyn	0		*
All current directors and executive officers as a group (11 persons) (3)(6)(7)	153,987		1.1%
5% or Greater Shareholders:
Aransas Partners (8)	789,067	(9)	5.5%
BlackRock, Inc. (10)	1,138,772	(11)	7.9%
Dimensional Fund Advisors LP (12)	920,601	(13)	6.4%
Heartland Advisors, Inc. (14)	1,357,607	(15)	9.4%
William J. Nasgovitz
Alden J. Laborde (16)	1,060,452	(17)	7.3%
T. Rowe Price Associates, Inc. (18)	1,828,650	(19)	12.6%
T. Rowe Price Small-Cap Stock Fund, Inc.
The Vanguard Group, Inc. (20)	829,290	(21)	5.7%

*	Less than one percent.
1.	Includes unvested shares of restricted stock and shares that could be acquired within sixty days after March 13, 2013, upon the exercise of options granted pursuant to our stock incentive plans, as follows: Mr. Blanchard, 2,500 shares and Mr. Meche, 20,000 shares; and all directors and executive officers as a group, 22,500 shares.
2.	Based on 14,456,522 shares of our common stock outstanding as of March 13, 2013.
3.	As previously disclosed, effective December 31, 2012, Kerry J. Chauvin retired as Chairman of our Board due to health reasons. Accordingly, the number of shares beneficially owned by Mr. Chauvin is not included in the total number of shares beneficially owned by all directors and executive officers of the Company as a group.
4.	Mr. Cotter has sole voting power with respect to 5,000 shares.
5.

Mr. J. Laborde has sole voting and dispositive power with respect to 10,000 shares. This amount does not include: (i) 3,150 shares held in trust for his benefit, (ii) his indirect interest in the shares held by Starboard Enterprises, L.L.C. (Starboard) and All Aboard Development Corporation (All Aboard) as a result of his ownership interest in those entities, which interests equate to an aggregate of 124,207 shares, of which

(a) 120,340 shares are held by Starboard and relate to his interest in Starboard held in trust for his benefit and 1,849 shares are held by Starboard and are attributable to his direct ownership in Starboard and (b) 1,998 shares are held by All Aboard and relate to his interest in All Aboard held in trust for his benefit and 20 shares are held by All Aboard and are attributable to his direct ownership in Overboard Holdings, LLC, the parent company of All Aboard and (iii) 100,000 shares held by the Almar Foundation, a charitable Louisiana trust of which Mr. J. Laborde serves as a trustee and as to which shares he disclaims beneficial ownership.

6.	Based on information received by the company on February 21, 2013. As previously disclosed, effective January 30, 2012, Mr. Seibert resigned as Vice President—Finance, Chief Financial Officer and Treasurer of the Company. Accordingly, the number of shares beneficially owned by Mr. Seibert is not included in the total number of shares beneficially owned by all directors and executive officers of the Company as a group.
7.	Includes current directors and executive officers as of March 13, 2013.
8.	The address of Aransas Partners is 11700 Old Katy Road, Houston, Texas 77079.
9.	Based on information contained in the Schedule 13G/A filed with the SEC on October 9, 2007, Aransas Partners, a partnership between Technip USA, Inc. and Gulf Deepwater Yards, Inc., owns 789,067 shares and Technip USA, Inc., Gulf Deepwater Yards, Inc., and Technip USA Holdings, Inc. (the parent of each) share voting and investment power over such shares.
10.	The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
11.	Based on information contained in the Schedule 13G/A filed with the SEC on February 8, 2013 by BlackRock, Inc.
12.	The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.
13.	Based on information contained in the Schedule 13G/A filed with the SEC on February 11, 2013, all of the shares reported are owned by investment advisory clients of Dimensional Fund Advisory LP (Dimensional Fund). To Dimensional Fund’s knowledge, no such client has an interest relating to more than 5% of the class of securities to which the Schedule 13G/A relates. As investment advisor, Dimensional Fund has (i) sole voting power with respect to 900,556 shares and (ii) sole dispositive power with respect to 920,601 shares. Dimensional Fund expressly disclaims beneficial ownership.
14.	The address of Heartland Advisors, Inc. (Heartland) and William J. Nasgovitz is 789 North Water Street, Milwaukee, Wisconsin 53202.
15.	Based on information contained in the Schedule 13G/A jointly filed with the SEC on February 7, 2013, all of the shares reported are owned by investment advisory clients of Heartland Advisors, Inc. To Heartland’s knowledge, no such client has an interest relating to more than 5% of the class of securities to which the Schedule 13G relates. As investment advisor, the reporting persons have shared investment and dispositive power with respect to all of the 1,357,607 shares reported. Heartland expressly disclaims beneficial ownership.
16.	The address of Mr. Laborde is 601 Poydras Street, Suite 1726, New Orleans, LA, 70130. As previously noted, Mr. A. Laborde did not stand for re-election at the 2012 annual meeting of shareholders, and retired as a member our Board effective April 26, 2012.
17.	Mr. A. Laborde has sole voting and dispositive power with respect to 15,752 shares and shares voting and dispositive power with respect to 1,044,700 shares, of which 924,700 are held by Starboard, 20,000 are held by All Aboard and 100,000 are held by the Almar Foundation, a charitable Louisiana trust of which Mr. A. Laborde serves as a trustee and as to which shares he disclaims beneficial ownership. As a result of the settlement of Mr. A. Laborde’s deceased spouse’s estate, certain of the shares and interest in the companies mentioned above owned by Mr. and Mrs. A. Laborde were transferred to trusts for the benefit of their descendants. The address of each of Starboard and All Aboard is 601 Poydras Street, Suite 1726, New Orleans, LA, 70130.
18.	The address of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland, 21202.
19.

Based on information contained in the Schedule 13G/A jointly filed with the SEC on February 7, 2013, all of the shares reported by T. Rowe Price Associates, Inc. (Price Associates) are owned by investment advisory clients of and such clients have the right to receive dividends from and proceeds from the sale of such shares. With respect to the shares reported to be owned by T. Rowe Price Small-Cap Stock Fund, Inc. (T. Rowe Price Fund), a registered investment company sponsored by Price Associates to which it also serves as investment advisor, only State Street Bank and Trust Company, as custodian for T. Rowe Price Fund, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. To Price Associates’ knowledge, no other advisory client has an interest relating to more than 5% of the class of securities to which the Schedule 13G relates. As investment advisor, Price Associates has (i) sole voting power with respect to 356,350 shares and (ii) sole dispositive power with respect to 1,828,650 shares, and T. Rowe Price Fund has sole voting power over 782,900 shares.

20.	The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
21.	Based on information contained in the Schedule 13G/A filed with the SEC on February 12, 2013, The Vanguard Group, Inc. (Vanguard), has sole voting power over 24,388 of the shares and sole dispositive power over 805,802 of the shares and shared dispositive power over 23,488 of the shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 23,488 shares. Vanguard Investments Australia, Ltd, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 900 shares.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer, each person serving as our chief financial officer during 2012, and each of our three other executive officers (our “named executive officers”). Our fiscal 2012 named executive officers are:

•	Kerry J. Chauvin, former Chairman of our Board and Chief Executive Officer;

•	Kirk J. Meche, former President and Chief Operating Officer and current President and Chief Executive Officer;

•	Roy F. Breerwood, III, Vice President of Finance, Treasurer and Chief Financial Officer;

•	William G. Blanchard, President and Chief Executive Officer—Gulf Island, L.L.C.;

•	Francis A. Smith, Jr., President and Chief Executive Officer—Gulf Marine Fabricators; and

•	Robin A. Seibert, former Vice President of Finance, Treasurer and Chief Financial Officer.

In this CD&A, we first provide an Executive Summary of our actions and highlights from 2012. We next explain the principles that guide our Compensation Committee’s (the committee) executive compensation decisions and the process we follow when setting executive compensation. Finally, we discuss each component of executive compensation, including the actual results yielded for each named executive officer in fiscal 2012. You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the compensation of our named executive officers (see proposal 2), as it contains information that is relevant to your voting decision.

Executive Summary

The committee is committed to and responsible for designing, implementing, and administering a compensation program for executive officers that ensures appropriate linkage among pay, Company performance, and results for shareholders, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The committee seeks to increase shareholder value by rewarding performance with cost-effective compensation and ensuring that we can attract and retain the best executive talent available. While our executive officer compensation program is simple in design, we believe it serves the Company well by providing a mix of annual cash compensation, including base salary and performance based annual incentive awards, with long-term awards in the form of restricted stock.

Although our production activity increased in 2012, we experienced a net loss for the fiscal year 2012. In particular, our consolidated loss before taxes for 2012, which is the financial metric used to determine a portion of the annual cash incentives awarded to our named executive officers, was approximately $5.4 million. As a result and consistent with our pay-for-performance philosophy, none of our named executive officers received an annual cash incentive award for 2012 under this component of our annual incentive program (although awards were earned under the safety component of the program). However, as more fully described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K, we believe demand for deepwater and marine related projects will improve based on strong oil prices and increased permitting activity in the Gulf of Mexico since the Deepwater Horizon incident in 2010. During 2013, our focus will remain on managing our project costs, particularly those associated with maintaining our labor force, as our customers face the challenge and cost of developing deepwater locations. Retaining key management remains a high priority in the current industry environment, and to further that goal the committee recommended modest increases in the base salaries of our named executive officers during 2012.

All of our employment relationships with our named executive officers, including our Chief Executive Officer, are at-will relationships. Although the committee has considered the use of employment agreements at the executive level in the past, it does not believe such agreements would provide any appreciable retentive or motivational value. In addition, except for limited benefits available to certain executives in connection with a termination due to a change in control, we generally do not provide severance or retirement benefits to our executives other than those provided to all of our employees generally. On December 28, 2012, in connection with his retirement effective December 31, 2012, we entered into a retirement and consulting agreement with Mr. Chauvin, which is described herein under “Post-Employment Compensation.”

Compensation Decision-Making Process

Neither the committee nor management has engaged the services of a compensation consultant. Although we have not formally benchmarked our compensation to the compensation paid by our peers and competitors, we have designed our executive compensation program based on our general understanding of the compensation paid in the energy and marine construction industry. Our Chief Executive Officer attends the committee’s meetings, assists in the committee’s evaluation of Company and executive officer performance (other than himself), and recommends the specific elements and amounts of compensation to be paid to the other executive officers. Our Chief Executive Officer is not present or otherwise involved when the committee reviews his performance and develops recommendations regarding his compensation.

The committee typically meets at the end of each fiscal year to review the performance of the Company and its executives. This meeting is generally scheduled approximately one year in advance, and is scheduled to fall within a window period in which directors and officers are permitted to trade following the release of our earnings for the third quarter of the year. At this meeting, all compensation recommendations are made, including recommendations regarding adjustments to the annual base salaries of the executive officers, the adoption of a cash incentive program for the following fiscal year, and whether any equity awards will be made. The committee has not delegated authority to any officer to grant equity awards, and does not typically grant equity awards to new hires or other employees at other times during the year. The Board of Directors typically makes compensation decisions based on the committee’s recommendations during its first quarter meeting in February or March.

Consideration of Say-on-Pay Vote Results

At our 2012 annual meeting, we held a non-binding shareholder advisory vote on executive compensation (“say-on-pay”). Our shareholders approved our fiscal 2011 executive compensation, with more than 95% of voting shareholders casting their vote in favor of the say-on-pay resolution, excluding abstentions and broker non-votes which are not considered votes cast. Because most of the significant fiscal 2012 compensation decisions had already been made at the time of the vote, the committee primarily considered the results of the 2012 say-on-pay vote relating to fiscal 2011 executive compensation along with other factors when making executive compensation decisions for fiscal 2013. In making executive compensation decisions for fiscal 2013, the committee’s main considerations included our shareholders’ support for our executive compensation program and the committee’s satisfaction with the fiscal 2012 pay mix and levels. The committee will continue to consider our shareholders’ views when making executive compensation decisions in the future.

Components of Executive Compensation

Our executive officer compensation program for 2012 included (i) salaries, (ii) annual cash incentive bonuses, and (iii) long-term incentive compensation in the form of restricted stock. The committee reviewed and quantified all components of our named executive officers’ compensation, including salary, non-equity and equity incentive plan compensation, accumulated realized and non-realized stock option gains, and the incremental cost to the Company of all perquisites and other benefits for 2012, and determined that such officers’ total compensation in the aggregate is reasonable and not excessive.

Salaries. Our philosophy is that base salaries, which provide fixed compensation, should meet the objective of attracting and retaining the executive officers needed to manage our business successfully. The actual salaries of our named executive officers are based on their individual levels of responsibility and the committee’s general knowledge of the competitive compensation levels in the energy and marine construction industry. For 2012, the committee approved modest base salary increases for our executive officers as follows: Mr. Chauvin—2%, Mr. Meche—5%, Mr. Blanchard—5% and Mr. Smith—6%. These increases were primarily driven by the need to retain these executives during a period of record activity for the Company. Mr. Breerwood received a base salary increase of 70% during 2012 due to the increased responsibilities associated with his promotion to Vice President of Finance, Chief Financial Officer and Treasurer. In March 2013, our Board approved additional increases to the base salary of some of our executive officers effective January 1, 2013. For each such executive officer, our Board approved a base salary increase of less than 5% except for Mr. Meche who received a more significant increase in his base salary in connection with his transition from Chief Operating Officer to Chief Executive Officer. The current base salary of each of our named executive officers is as follows: Mr. Meche—$450,000, Mr. Breerwood—$175,000, Mr. Blanchard—$200,000 and Mr. Smith—$180,000.

Annual Cash Incentives. We do not have a formal bonus plan, but have adopted an annual incentive program that ties a portion of executive compensation to the annual financial and safety performance of the Company. Under the financial component, our executive officers are paid bonuses equal to a specified percentage of our consolidated income before taxes and before deduction of the executive bonuses based on each officer’s level of responsibility. The committee believes consolidated income before taxes is an appropriate measure on which to base our annual bonus because the level of income before taxes generated is directly tied to management’s success in growing our business. Messrs. Blanchard and Smith, as presidents of our two largest operating subsidiaries, may also receive a specified percentage of the operating income before deduction of the executive bonuses and before inter-company consolidating eliminations of the Company generated by their respective subsidiary. In December 2011, the committee set the participation percentage of our named executive officers in this program for 2012, except for Mr. Breerwood, whose percentage interest was set in April 2012 after his promotion to Vice President of Finance, Chief Financial Officer and Treasurer. The participation percentages for 2012 are as follows:

Named Executive Officer	% of Consolidated Income Before Taxes	% of Subsidiary Operating Incomes
Mr. Chauvin	1.00%	—
Mr. Meche	0.50%	—
Mr. Breerwood (a)	0.25%	—
Mr. Blanchard	0.08%	0.37% (Gulf Island, L.L.C)
Mr. Smith	0.08%	0.34% (Gulf Marine Fabricators)

(a)	The percentage approved by the committee for Mr. Seibert, as Chief Financial Officer, was forfeited when he resigned in January 2012. The committee approved the same percentage for Mr. Breerwood when he was promoted to the same position in April 2012.

These percentages were based on each officer’s position with the Company, and the committee retains the right to reduce or eliminate these payments prior to payout. Our consolidated loss before taxes for 2012 was approximately $5.4 million, and as a result no payouts were made under the financial component of our annual incentive program to any of our named executive officers as a result of the corporate and subsidiary performance.

In February 2012, we added a safety component to the annual incentive program for our named executive officers other than our Chief Financial Officer in recognition of the importance that we and our customers place on this element of our operations. The safety component is measured based on the safety performance of the Company and the applicable subsidiaries and each of the officers listed above is eligible for a potential bonus of up to 20% of the officer’s annual base salary.

Under the program, 50% of the safety component is based on the level of lost time accidents (LTA) and the other 50% is based on the total recordable incident rate (TRIR) of the applicable subsidiary, with the Chief Executive Officer and Chief Operating Officer’s results being determined by the worst subsidiary safety performance during the year. In the event of a fatality, no portion of the safety component will be paid for such fiscal year. The portion of the safety component based on the level of LTA is reduced 50% for each lost time accident incurred by the subsidiary and is reduced to zero if two or more are incurred for the year. The portion of the safety component based on the TRIR is earned as follows: 1.00 TRIR or less = 100%; TRIR between 1.01 and 1.50 = 75%; TRIR between 1.51 and 2.00 = 50% and a TRIR 2.01 and above results in no TRIR portion of the safety component for the year.

The annual incentive awards received by our named executive officers for 2012 pursuant to the safety component were as follows:

Named Executive Officer	Safety Award	Subsidiary LTA	% LTA Achieved	Subsidiary TRIR	% TRIR Achieved
Mr. Chauvin	$27,500	2	0	1.87	50
Mr. Meche	16,250	2	0	1.87	50
Mr. Blanchard	14,475	2	0	1.13	75
Mr. Smith	9,000	2	0	1.87	50

Restricted Stock. In December 2012, the committee awarded annual grants of restricted stock. The committee has utilized restricted stock as a long-term incentive vehicle for the past five years. The committee believes use of restricted stock as an equity compensation vehicle is consistent with the grant practices of our competitors and peers in the energy and marine construction industry. The restricted stock grants are intended to reinforce the relationship between compensation and increases in the market price of our common stock and to align the executive officers’ financial interests with that of our shareholders. The size of annual awards is based upon the position of each participating officer and remained consistent in 2012 as compared to the previous year. The 2011 award, however, doubled as compared to prior years to provide an additional performance and retention incentive for key management given the challenges in our industry. We do not target a particular grant value when making these awards.

These annual awards of restricted stock vest in annual 20% increments, beginning on the first anniversary of the date of grant. Dividends will be paid on the restricted stock to the same extent dividends are paid on unrestricted shares of our common stock.

Perquisites. We also provide very limited perquisites and personal benefits to certain of our named executive officers, consisting of automobile related expenses and benefits. However, the aggregate value of these benefits for our named executive officers did not exceed $10,000 for any executive during 2012.

Post-Employment Compensation

We maintain a retirement plan qualified under Section 401(k) of the Internal Revenue Code that is available to all qualified employees. Our named executive officers participate in this retirement plan under the same terms as eligible employees. In addition, until December 31, 2012, we had change of control agreements with certain of our named executive officers, namely, Messrs. Meche and Breerwood. Although we had change of control agreements with each of Messrs. Chauvin and Seibert, those agreements terminated in connection with their termination of employment with the Company. We did not elect to enter into such agreements with Messrs. Blanchard and Smith, as their respective roles as president of our two largest operating subsidiaries do not expose them to the same risks our other executive officers may face in a change of control context. We expect to enter into new change of control agreements with Messrs. Meche and Breerwood on similar terms as the expired agreements. We believe that severance protections, when provided in the context of a change of control transaction, can play a valuable role in attracting and retaining key executives. The occurrence, or potential occurrence, of a change of control transaction can create uncertainty regarding the continued employment of our executive officers, in particular those officers whose primary functions relate to management of the parent company. This uncertainty occurs because many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company during a critical time when their prospects for continued employment following the transaction are often uncertain, we have elected to provide severance benefits if their employment is terminated by the Company without cause or, in limited circumstances, by the executive for good reason in connection with a change of control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change of control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. We do not provide excise tax gross-up protections in change of control arrangements.

The benefits provided to our named executive officers in connection with a termination following a change of control are described below under “Potential Payments upon Termination or Change of Control.” We do not believe that our executive officers should be entitled to receive cash severance benefits merely because a change of control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment following a change of control (i.e. a “double trigger”). Under their respective incentive agreements, however, our executive officers would be entitled to accelerated vesting of their outstanding equity awards (restricted stock and, if applicable, any unvested stock options) automatically upon a change of control of the Company, whether or not the officer’s employment is terminated. This treatment of the equity awards in connection with a change of control applies to all award recipients, not just our named executive officers. Currently, none of our named executive officers hold any unvested options.

While we generally do not provide any post-retirement compensation, on December 28, 2012 in connection with his retirement effective December 31, 2012, we entered into a retirement and consulting agreement with Mr. Chauvin. Under the retirement and consulting agreement, Mr. Chauvin will serve as a consultant to the Company for a three-year period following his retirement, and the Company may elect to extend the term of his retirement and consulting agreement for additional one-year periods following the initial three-year term. During the initial three-year term, Mr. Chauvin will be paid a monthly fee equal to $6,670 for his services. Upon execution of the retirement and consulting agreement, all unvested shares of time-based restricted stock previously granted to Mr. Chauvin under the Company’s stockholder-approved equity incentive plans vested and all restrictions were lifted with respect to such shares. The retirement and consulting agreement requires Mr. Chauvin to keep confidential certain Company non-public information known to him and, through the end of the three-year period, not to compete with the Company or solicit the Company’s employees or consultants for employment or otherwise to disrupt their relationship with the Company.

Section 162(m)

Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The committee does not expect the base salary, annual cash incentive or the restricted stock granted to executive officers, as discussed above, to qualify for the exclusion from the deduction limitation under Section 162(m); however, the level of compensation paid to our executive officers does not often implicate the Section 162(m) limit. The committee intends to continue to establish executive officer compensation programs that will maximize our income tax deduction, assuming the committee determines that such actions are consistent with its philosophy and in the best interest of the Company and our shareholders.

Compensation Committee Report

The Compensation Committee of our Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the committee on March 6, 2013.

John P. Laborde	Gregory J. Cotter	Jerry D. Dumas, Sr.	Michael A. Flick	Christopher M. Harding

Executive Compensation Tables

The table below summarizes the total compensation paid to or earned by our named executive officers. The amounts represented in the “Stock Awards” column reflect the estimated fair value of the stock awards on the grant date and do not necessarily reflect the income that will ultimately be realized by our named executive officers for these awards.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Kerry J. Chauvin Former Chairman and Chief Executive Officer	2012 2011 2010	$550,000 540,000 500,000	$60,187 284,300 270,900	$27,500 — 218,962	$9,690 9,555 10,941	$647,398 833,855 1,000,803
Kirk J. Meche Former President and Chief Operating Officer; Current President and Chief Executive Officer	2012 2011 2010	325,000 310,000 285,000	158,576 193,324 92,106	16,250 — 98,533	9,690 9,555 10,941	509,529 512,879 486,580
Roy F. Breerwood, III Vice President of Finance Chief Financial Officer and Treasurer	2012	169,000	120,070	—	6,836	295,912
William G. Blanchard President and Chief Executive Officer— Gulf Island, L.L.C.	2012 2011 2010	193,000 184,000 175,000	93,280 113,720 54,180	14,475 16,367 50,894	8,461 9,380 10,822	309,222 323,467 290,896
Francis A. Smith, Jr. President and Chief Executive Officer— Gulf Marine Fabricators	2012 2011 2010	180,000 170,000 150,000	93,280 113,720 54,180	9,000 — 17,517	7,314 7,480 5,544	289,600 291,200 227,241
Robin A. Seibert (5) Former—Vice President of Finance, Chief Financial Officer and Treasurer	2012 2011 2010	36,000 216,000 200,000	— 113,720 54,180	— — 54,741	1,158 9,555 10,941	37,159 339,275 319,862

(1)	Amounts reflect annual base salary for each named executive officer, except for Mr. Breewood, which reflects pro rata amount of his annual base salary for his service as Chief Financial Officer and pro rata amount of his annual base salary for his service as controller during 2012, and for Mr. Seibert, which reflects pro rata amount of his annual base salary for his service as Chief Financial Officer during 2012.
(2)	Except as noted below, amounts shown reflect the aggregate grant date fair value of restricted stock granted during the applicable fiscal year. The grant date fair value of restricted stock is the closing price of the Company’s common stock on the date of the grant. For Mr. Chauvin, the amount reflects the incremental fair value of previous restricted stock grants as a result of the Company’s acceleration of the vesting of such grants on December 28, 2012 prior to Mr. Chauvin’s retirement.
(3)	See “Grants of Plan-Based Awards” below for a description of our annual incentive compensation program.

(4)	For 2012, includes (i) matching and profit-sharing contributions to our 401(k) plan and (ii) premium payments under a long-term disability insurance plan, which premium payments are attributable to benefits in excess of those benefits provided generally for other employees, as set forth below:

Name	401(k) Plan Contributions	Disability Insurance Premiums
Mr. Chauvin	$8,750	$940
Mr. Meche	8,750	940
Mr. Breerwood	6,041	794
Mr. Blanchard	7,553	907
Mr. Smith	6,468	846
Mr. Seibert	1,080	78

(5)	As previously disclosed, effective January 30, 2012, Mr. Seibert resigned as Vice President—Finance, Chief Financial Officer and Treasurer of the Company. Mr. Seibert received compensation through February 15, 2012 at his then-current annual base salary

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Grants of Plan-Based Awards

in Fiscal Year 2012

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
		Target ($)
Kerry J. Chauvin
Annual Cash Incentive:
—Financial Component (1)	—	—	—	—
—Safety Component (2)	—	—	—	—

Kirk J. Meche
Annual Cash Incentive:
—Financial Component (1)	—	—	—	—
—Safety Component (2)	—	—	—	—
Restricted Stock Grants	12/7/12	—	6,800	$158,576

Roy F. Breerwood, III
Annual Cash Incentive:
—Financial Component (1)	—	—	—	—
Restricted Stock Grants	4/26/12	—	1,000	26,790
	12/7/12	—	4,000	93,280

William G. Blanchard
Annual Cash Incentive:
—Financial Component (1)	—	$16,367	—	—
—Safety Component (2)	—	—	—	—
Restricted Stock Grants	12/7/12	—	4,000	93,280

Francis A. Smith, Jr.
Annual Cash Incentive:
—Financial Component (1)	—	—	—	—
—Safety Component (2)	—	25,500	—	—
Restricted Stock Grants	12/7/12	—	4,000	93,280

Robin A. Seibert
Annual Cash Incentive:
— Financial Component (1)	—	—	—	—

(1)	Under the financial component of our annual incentive compensation program, each of our executive officers was entitled to receive an award equal to a specified percentage of our consolidated income before taxes for fiscal year 2012, before deduction of the executive bonuses. There are no threshold or maximum estimates. The estimated possible payouts reflected above represent amounts that would be payable to our named executive officers under our annual incentive compensation program based on fiscal year 2011 performance. As reflected in the table, our 2011 performance would have resulted in no payouts under this component of the program for Messrs. Chauvin, Meche, Breerwood, Smith and Seibert. As reflected in the Summary Compensation Table, none of the named executive officers received a payout under the financial component of our annual incentive compensation program for 2012.
(2)	The estimated possible payouts reflected above represent amounts that would be payable to our named executive officers under the safety component of our annual incentive program based on fiscal year 2011 performance. The amounts actually paid to our named executive officers for 2012 pursuant to this component are reflected in the 2012 Summary Compensation Table.

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Outstanding Equity Awards at December 31, 2012

As of December 31, 2012, our named executive officers had the following outstanding equity awards.

	Option Awards(1)				Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Kerry J. Chauvin (3)	—	—	—	—	—	—

Kirk J. Meche	12/11/03	10,000	16.69	12/11/2013	17,000	$408,510
	12/10/04	10,000	21.85	12/10/2014

Roy F. Breerwood, III	—	—	—	—	7,200	173,016

William G. Blanchard	12/10/04	2,500	21.85	12/10/2014	10,000	240,300

Francis A. Smith, Jr.	—	—	—	—	10,000	240,300

Robin A. Seibert (4)	—	—	—	—	—	—

(1)	Options vest in 20% increments beginning on the first anniversary of the grant date, and on each of the four subsequent anniversaries thereof.
(2)	The unvested shares of restricted stock held by the named executive offices will vest as set forth below:

Name	Shares of Restricted Stock	Vesting Schedule
Mr. Chauvin	—	—

Mr. Meche	1,360 1,360 2,040 5,440 6,800

50% on February 9, 2013 and on the next anniversary thereof

50% on December 4, 2013 and on the next anniversary thereof

33% on December 1, 2013 and on each of the two subsequent anniversaries thereof

25% on November 30, 2013 and on each of the three subsequent anniversaries thereof

20% on December 7, 2013 and on each of the four subsequent anniversaries thereof

Mr. Breerwood	400 400 600 800 1,000 4,000

50% on February 9, 2013 and on the next anniversary thereof

50% on December 4, 2013 and on the next anniversary thereof

33% on December 1, 2013 and on each of the two subsequent anniversaries thereof

25% on November 30, 2013 and on each of the three subsequent anniversaries thereof

20% on April 26, 2013 and on each of the four subsequent anniversaries thereof

20% on December 7, 2013 and on each of the four subsequent anniversaries thereof

Mr. Blanchard	800 800 1,200 3,200 4,000

50% on February 9, 2013 and on the next anniversary thereof

50% on December 4, 2013 and on the next anniversary thereof

33% on December 1, 2013 and on each of the two subsequent anniversaries thereof

25% on November 30, 2013 and on each of the three subsequent anniversaries thereof

20% on December 7, 2013 and on each of the four subsequent anniversaries thereof

Name	Shares of Restricted Stock	Vesting Schedule

Mr. Smith	800 800 1,200 3,200 4,000

50% on March 1, 2013 and on the next anniversary thereof

50% on December 4, 2013 and on the next anniversary thereof

33% on December 1, 2013 and on each of the two subsequent anniversaries thereof

25% on November 30, 2013 and on each of the three subsequent anniversaries thereof

20% on December 7, 2013 and on each of the four subsequent anniversaries thereof

Mr. Seibert	—	—

(3)	As previously disclosed, effective December 31, 2012, Mr. Chauvin retired as Chairman of our Board and Chief Executive Officer. On December 28, 2012 in connection with his retirement, we entered into a retirement and consulting agreement with Mr. Chauvin. Upon execution of the retirement and consulting agreement, all unvested shares of time-based restricted stock previously granted to Mr. Chauvin under the Company’s stockholder-approved equity incentive plans vested and all restrictions were lifted with respect to such shares.
(4)	As previously disclosed, effective January 30, 2012, Mr. Seibert resigned as Vice President—Finance, Chief Financial Officer and Treasurer of the Company, and as a result of his resignation all outstanding shares of restricted stock were forfeited and he was given thirty days to exercise his outstanding stock options.

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Option Exercises and Stock Vested

During Fiscal Year 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kerry J. Chauvin	40,000	$241,600	37,380	$913,416
Kirk J. Meche	10,000	139,100	10,070	262,731
Roy F. Breerwood	0	0	1,000	25,432
William G. Blanchard	0	0	6,400	167,292
Francis A. Smith, Jr.	0	0	6,000	156,188
Robin A. Seibert	8,000	112,500	0	0

(1)	Value Realized is determined by reference to the closing market price of the shares on the exercise date or vesting date, as applicable.

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Potential Payments upon Termination or Change-of-Control

Pursuant to the terms of our stock incentive plans and the agreements thereunder, in the event of a change of control, all outstanding unvested stock options, if any, will become exercisable and the restrictions on all shares of restricted stock will lapse. Currently, none of our named executive officers hold any unvested options

Change of Control Agreement—Mr. Chauvin. In January 2012, we entered into a change of control agreement with Mr. Chauvin. The agreement entitles Mr. Chauvin to receive additional benefits in the event of the termination of his employment under certain circumstances following a change of control. The agreement provides that if, during the two-year period following a change of control, the Company or its successor terminates Mr. Chauvin other than by reason of death, disability or cause, or the executive voluntarily terminates his employment for good reason, the executive will receive:

•	any accrued but unpaid salary and a pro-rata bonus for the year in which he was terminated;

•

a lump-sum cash payment equal to 2 times the sum of (a) Mr. Chauvin’s base salary in effect at the time of termination and (b) the highest annual bonus awarded to Mr. Chauvin during the three fiscal years immediately preceding the termination date; and

•

continuation of insurance and welfare benefits until the earlier of (a) December 31 of the first calendar year following the calendar year of the termination or (b) the date Mr. Chauvin accepts new employment.

Change of Control Agreement—Messrs. Meche, Seibert and Breerwood. In January 2012, we entered into change of control agreements with Messrs. Meche and Seibert and in April 2012, we entered into a change of control agreement with Mr. Breerwood. These agreements entitle each executive to receive additional benefits in the event of the termination of his employment under certain circumstances following a change of control. Each agreement provides that if, during the 18-month period following a change of control, the Company or its successor terminates the executive other than by reason of death, disability or cause, or the executive voluntarily terminates his employment for good reason, the executive will receive:

•	any accrued but unpaid salary and a pro-rata bonus for the year in which he was terminated;

•

a lump-sum cash payment equal to 1.5 times the sum of (a) the executive’s base salary in effect at the time of termination and (b) the highest annual bonus awarded to the executive during the three fiscal years immediately preceding the termination date; and

•

continuation of insurance and welfare benefits until the earlier of (a) December 31 of the first calendar year following the calendar year of the termination or (b) the date the executive accepts new employment.

In addition, all of the above described agreements also provide that if the executive terminates his employment during the respective protected period following a change of control by reason of death, disability or retirement, the Company or its successor shall pay to the executive any accrued but unpaid salary and a pro-rata bonus for the year in which he was terminated. The pro-rata bonus shall be calculated based on the average of the annual bonuses received by the executive in the three most recently completed fiscal years prior to the termination date, and multiplying such amount by the fraction obtained by dividing the number of days in the year through the date of termination by 365. Also, all of the above described agreements provide that any payments under such agreement may be offset by any damages owed to the Company for the executive’s breach of his nondisclosure and proprietary rights covenant contained in such agreement.

The above described change of control agreements with Messrs. Meche and Breerwood expired on December 31, 2012. Although we had change of control agreements with each of Messrs. Chauvin and Seibert, those agreements terminated in connection with their termination of employment with the Company.

The benefits provided under the agreements are in addition to the value of any shares of restricted stock, the vesting of which is accelerated pursuant to the terms of the restricted stock agreement, and any other incentive or similar plan adopted by the Company. If any part of the payments or benefits received by the executive in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, the executive will receive the greater of (1) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (2) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

As previously disclosed, effective January 30, 2012, Robin A. Seibert resigned as Vice President—Finance, Chief Financial Officer and Treasurer of the Company. The Company agreed to pay Mr. Seibert through February 15, 2012 at his current base salary. In addition, as a result of his resignation, all of his outstanding shares of restricted stock were forfeited and he was given thirty days to exercise his outstanding stock options.

In addition as previously disclosed, effective December 31, 2012, Kerry J. Chauvin retired as Chairman of our Board and Chief Executive Officer. On December 28, 2012, the Company entered into a retirement and consulting agreement with Mr. Chauvin. Under the retirement and consulting agreement, Mr. Chauvin will serve as a consultant to the Company for a three-year period following his retirement, and the Company may elect to extend the term of his retirement and consulting agreement for additional one-year periods following the initial three-year term. During the initial three-year term, Mr. Chauvin will be paid a monthly fee equal to $6,670 for his services. Upon execution of the retirement and consulting agreement, all unvested shares of time-based restricted stock previously granted to Mr. Chauvin under the Company’s stockholder-approved equity incentive plans vested and all restrictions were lifted with respect to such shares. The retirement and consulting agreement requires Mr. Chauvin to keep confidential certain Company non-public information known to him and, through the end of the three-year period, not to compete with the Company or solicit the Company’s employees or consultants for employment or otherwise to disrupt their relationship with the Company.

The following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above, for a change of control or termination of employment of each of our named executive officers, assuming a December 31, 2012 termination date, and where applicable, using the closing price of our common stock of $24.03 (as reported on the Nasdaq as of December 31, 2012). The table does not include amounts that may be payable under our 401(k) plan, or amounts that are not accelerated as a result of the termination or change of control, such as accrued salary or pro-rata bonus payments.

Name	Lump Sum Severance Payment	Restricted Stock (Unvested and Accelerated)(1)	Health Benefits	Total
Kerry J. Chauvin (2)
• Termination w/o Cause/For Good Reason after Change of Control (3)	$1,537,924	—	$9,074	$1,546,998
Kirk J. Meche
• Termination w/o Cause/For Good Reason after Change of Control (3)	635,300	$408,510	9,074	1,052,884
Roy F. Breerwood, III
• Termination w/o Cause/For Good Reason after Change of Control (3)	262,500	173,016	8,928	444,444
William G. Blanchard
• Change of Control	N/A	240,300	N/A	240,300
Francis A. Smith
• Change of Control	N/A	240,300	N/A	240,300

(1)	The restricted stock will vest upon a change of control alone regardless of subsequent termination. The value of the restricted stock that would have vested for each of our named executive officer is based on the closing market price on December 31, 2012.

(2)	As previously disclosed, effective December 31, 2012, Mr. Chauvin retired as Chairman of our Board and Chief Executive Officer.
(3)	Pursuant to the terms of the executive’s change of control agreement, the total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Internal Revenue Code.

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Certain Transactions

In accordance with the provisions of our Audit Committee Charter, any transaction which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC, with respect to a director or executive officer, must be reviewed and approved, or ratified, annually by the Audit Committee of our Board. Any such related party transactions will only be approved or ratified if the Audit Committee determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest that would be detrimental to the Company.

In connection with the initial public offering of our common stock, we entered into a registration rights agreement with Alden J. Laborde. If we propose to register any of our common stock under the Securities Act in connection with a public offering, Mr. A. Laborde may require us to include all or a portion of the shares of our common stock held by him. We have agreed under the registration rights agreement to pay all the expenses of registration, other than underwriting discounts and commissions.

As previously disclosed, effective December 31, 2012, Kerry J. Chauvin retired as Chairman of our Board and Chief Executive Officer . On December 28, 2012, the Company entered into a retirement and consulting agreement with Mr. Chauvin. Under the retirement and consulting agreement, Mr. Chauvin will serve as a consultant to the Company for a three-year period following his retirement, and the Company may elect to extend the term of his retirement and consulting agreement for additional one-year periods following the initial three-year term. During the initial three-year term, Mr. Chauvin will be paid a monthly fee equal to $6,670 for his services. Upon execution of the retirement and consulting agreement, all unvested shares of time-based restricted stock previously granted to Mr. Chauvin under the Company’s stockholder-approved equity incentive plans vested and all restrictions were lifted with respect to such shares. The retirement and consulting agreement requires Mr. Chauvin to keep confidential certain Company non-public information known to him and, through the end of the three-year period, not to compete with the Company or solicit the Company’s employees or consultants for employment or otherwise to disrupt their relationship with the Company.

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC. This vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and our compensation philosophy and practices as disclosed under the “Executive Compensation” section of this proxy statement. This disclosure includes the Compensation Discussion and Analysis and the executive compensation tables and accompanying narrative disclosures. Shareholders are asked to vote on the following resolution:

RESOLVED, that the shareholders of Gulf Island Fabrication, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the Company’s 2013 annual meeting of shareholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission.

We understand that executive compensation is an important matter for our shareholders. Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our shareholders. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement—our Compensation Discussion and Analysis (including its Executive Summary), the executive compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.

While this advisory vote, commonly referred to as a “say-on-pay” vote, is not binding, our Board and the Compensation Committee value the opinion of our shareholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers. Following the recommendation of our stockholders at our 2011 annual meeting, we will hold a “say-on-pay” vote at each annual meeting until the next required vote of our stockholders regarding the frequency of “say-on-pay.” We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Corporate Governance—Communication with our Board.”

Approval of this proposal requires the affirmative vote of at least a majority of the votes cast at the annual meeting. See “Questions and Answers about the Annual Meeting and Voting.”

Our Board unanimously recommends that you vote to approve the compensation of our named executive officers as disclosed in this proxy statement by voting FOR this proposal.

Audit Committee Report

The Audit Committee of the Board of Directors of Gulf Island Fabrication, Inc. (the “Company”) is composed of four directors and operates under a written charter adopted by the Board of Directors, which is posted on the Company’s website at www.gulfisland.com under Investors—Corporate Governance. The current members of the Audit Committee, Gregory J. Cotter (Chairman), John P. Laborde, Michael A. Flick, and Ken C. Tamblyn, are independent as such term is defined under NASDAQ’s listing standards.

We review the Company’s financial reporting process on behalf of the Board of Directors. We are responsible for monitoring this process, but we are not responsible for preparing the Company’s financial statements or auditing those financial statements. Those are the responsibilities of management and the Company’s independent registered public accounting firm, respectively.

During 2012, management assessed the effectiveness of the Company’s system of internal control over financial reporting in connection with the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management, PricewaterhouseCoopers LLP (the Company’s internal auditors) and Ernst & Young LLP (“E&Y”) (the Company’s independent registered public accounting firm) management’s report on internal control over financial reporting and E&Y’s report on their audit of the Company’s internal control over financial reporting, both of which are included in the Company’s annual report on Form 10-K for the year ended December 31, 2012.

Appointment of the Company’s Independent Registered Public Accounting Firm; Financial Statement Review

In April 2012, in accordance with the Audit Committee’s charter, we appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012. We have reviewed and discussed the Company’s audited financial statements for the 2012 fiscal year with management and E&Y. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and E&Y provided an audit opinion to the same effect.

We have received from E&Y the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence and we have discussed with them their independence from the Company and management. We have also discussed with E&Y the matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, we discussed with E&Y the overall scope and plans for their audit, and we have met with E&Y and management to discuss the results of E&Y’s examination, E&Y’s understanding and evaluation of the Company’s internal controls as E&Y considered necessary to support its opinion on the financial statements for the 2012 fiscal year, and various factors affecting the overall quality of accounting principles applied in the Company’s financial reporting. E&Y also met with the Audit Committee without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements referred to above in the Company’s annual report on Form 10-K for the year ended December 31, 2012.

Internal Audit

We also review the Company’s outsourced internal audit function, and discuss with the internal auditors the scope of their audit plan, and have met with the internal auditors to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the Company’s system of internal control over financial reporting, any difficulties or disputes with management encountered during the course of their reviews and other matters relating to the internal audit process. The internal auditors were also given the opportunity to meet with the Audit Committee without management being present to discuss these matters.

Dated: March 6, 2013

The Audit Committee:

Gregory J. Cotter, Chairman	John P. Laborde	Michael A. Flick	Ken C. Tamblyn

Independent Registered Public Accounting Firm

Fees and Related Disclosures for Accounting Services

The following table discloses fees for services provided by our independent registered public accounting firm, Ernst & Young LLP, for each of the last two fiscal years:

	2012	2011
Audit Fees	$437,885	$401,200
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

The Audit Committee has considered and determined that the provision of the above services is compatible with maintaining the independence of our independent registered public accounting firm.

Pre-Approval Policies and Procedures. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and tax services, for the upcoming or current fiscal year, subject to a specified cost level. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee in increments of $10,000. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the Audit Committee.

At each regularly-scheduled Audit Committee meeting, management updates the Audit Committee on the scope and anticipated cost of any service pre-approved by the Audit Committee since the last meeting of the Audit Committee, as well as the projected fees for each service or group of services being provided by our independent registered public accounting firm.

Since the May 6, 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent registered public accounting firm was approved in advance by the Audit Committee, and none of those services required use of the de minimis exception to the pre-approval requirement contained in the SEC’s rules.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has served as our independent registered public accounting firm providing auditing and financial services since their engagement in fiscal 1997. Our Board has ratified the decision of the Audit Committee to appoint Ernst & Young LLP to serve as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2013. Although we are not required to seek shareholder approval of this appointment, we have decided to do so. No determination has been made as to what action the Audit Committee and our Board would take if our shareholders fail to ratify the appointment. Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of the Company. We expect that representatives of Ernst & Young LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Approval of this proposal requires the affirmative vote of at least a majority of the votes cast at the annual meeting. See “Questions and Answers about the Annual Meeting and Voting.”

Our Board unanimously recommends that you vote for the ratification of the appointment of our independent registered public accounting firm.

By Order of the Board of Directors

DEBORAH KERN-KNOBLOCK
Secretary

Houma, Louisiana

March 20, 2013

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This Proxy is Solicited on Behalf of the Board of Directors of

GULF ISLAND FABRICATION, INC.

The undersigned hereby constitutes and appoints Kirk J. Meche and Deborah Kern-Knoblock, or either of them, proxy for the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated on the reverse side, all of the shares of Common Stock of Gulf Island Fabrication, Inc. (the “Company”) held of record by the undersigned on March 13, 2013 that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on April 25, 2013 (the “Annual Meeting”), and at all adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made on a matter listed on the back of this proxy card, this proxy will be voted as the Board of Directors recommends. The individuals designated above will vote in their discretion on any other matter that may properly come before the Annual Meeting.

(Please See Reverse Side)

■	14475	■

ANNUAL MEETING OF SHAREHOLDERS OF

GULF ISLAND FABRICATION, INC.

April 25, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The notice of meeting, proxy statement and proxy card

are available at www.gulfisland.com/eproxy.

Please complete, sign, date

and return your proxy card

in the envelope provided

as soon as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

■	20230300000000000000 4			042513

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE TWO CLASS I DIRECTOR NOMINEES LISTED BELOW, FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AND FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IN THE ENVELOPE PROVIDED. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. Election of the two Class I director nominees.				2. To approve, on an advisory basis, the compensation of our named executive officers;	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O Michael A. Flick O Ken C. Tamblyn		3. To ratify the appointment of the our independent registered public accounting firm; and	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			4. To transact such other business as may properly come before the annual meeting and any adjournments thereof.
☐	FOR ALL EXCEPT (See instructions below)
Please complete, sign, date and return this proxy card promptly using the envelope provided.

INSTRUCTIONS:To withhold authority to vote for any individual director nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each director nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:

Please sign exactly as your name(s) appear on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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